Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 1, 2010, including any amendments thereto, as well as to the incorporation by reference thereof into the Company’s Registration Statements on Form S-3 (File Nos. 333-158556 and 333-158554) and Registration Statements on Form S-8 (File Nos. 333-160527, 333-155441 and 333-148299):

December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States - SEC Price Case

December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States - SEC Price Case

December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States - SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III, P.E.
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 22, 2010

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